EXHIBIT 99.1 FOR IMMEDIATE RELEASE

COMPREHENSIVE CARE EXPANDS INTO WESTERN U.S. REGION WITH
AWARD OF NEW CONTRACT IN CALIFORNIA

TAMPA, FL – (PR NEWSWIRE) – January 12, 2004 – Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today announced that it has been selected by one of its existing HMO clients to manage behavioral healthcare benefits for a small membership in the state of California. CompCare’s contract covering these California members began December 1, 2003.

Mary Jane Johnson, CEO of CompCare, stated, “This award is a direct reflection of how CompCare’s efforts to deliver outstanding service and support to an individual client resulted in that client expanding its business relationship with our Company. Although this contract manages a relatively small number of lives, it is a great example of how CompCare is executing on our primary growth strategy to expand our business into new geographic markets, exceed client service performance expectations and leverage our reputation for excellence to increase market share.”

Johnson added, “Recent private equity investments of approximately $1.0 million by certain accredited investors have helped the Company to strengthen its balance sheet and aided its positioning to pursue new market expansion opportunities, such as this one in California.”

About Comprehensive Care Corporation
 Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan, and Texas; serves approximately 1,000,000 covered individuals nationwide; and has a network of approximately 12,000 behavioral health practitioners.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
 Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.

FOR MORE INFORMATION, PLEASE CONTACT
Stephanie Noiseux, Elite Financial Communications Group
407-585-1080 or via email at steph@efcg.net

200 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare.com